UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2005

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2005, Arbitron Inc. (the "Company") announced that it had selected Sean R. Creamer to serve as its new Executive Vice President, Finance and Planning, and Chief Financial Officer. Mr. Creamer will replace William Walsh, who is retiring at the end of the year. It is expected that Mr. Creamer will assume his position in September. For a summary description of the principal terms of his employment, see the disclosure set forth in Item 5.02 below, which disclosure is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Creamer, 40, was previously Senior Vice President and Chief Financial Officer of Laureate Education, Inc., a NASDAQ-listed education services firm. Mr. Creamer worked at Laureate Education, Inc. for the past nine years and was responsible at various times for financial planning and analysis, accounting, budgeting, investor relations, real estate, risk management, tax and treasury functions at the company.

Mr. Creamer will not enter into an employment agreement with the Company, but the Company has agreed to certain compensation arrangements as a condition to Mr. Creamer accepting his offer of employment. Mr. Creamer will receive an initial annual base salary of $350,000, plus a $50,000 signing bonus. He will be eligible to receive an annual bonus based on performance, which bonus may be up to 100% of his base salary (50% if target performance is achieved). Upon commencement of his employment, Mr. Creamer will receive 15,000 shares of restricted common stock that will vest over a 60-month period, and options to purchase 20,000 shares of common stock at a price equal to the current market price of the Company’s common stock, which options will have a 10-year term and will be fully vested. The Company also has agreed that Mr. Creamer will receive options to purchase at least 30,000 shares of common stock in 2006. Future base salary, bonus and incentive compensation determinations for Mr. Creamer will be made by the Compensation and Human Resources Committee of the Board of Directors of the Company.

It is expected that Mr. Creamer will enter into a retention agreement similar to that entered into by other executive officers of the Company that provides for severance payments under some circumstances. Under this agreement, if Mr. Creamer is terminated other than for cause, and the termination is not a change of control termination, he will receive a lump-sum cash payment in the amount of 12 months of base salary and bonus if he has fewer than 15 years of service, or 15 months of base salary and bonus if he has 15 or more years of service. The agreement will provide that following a change of control termination, he will be entitled to receive a lump-sum payment that is equal to 18 months of base salary and bonus if he has fewer than 15 years of service, or 21 months of base salary and bonus if he has 15 or more years of service.

In addition, under this agreement, Mr. Creamer will be provided, for a period of between 12 and 21 months following termination without cause or a change of control termination, or, if sooner, until reemployment with equivalent benefit, with the same or equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs he or she was entitled to on the day before the termination.

Upon a change of control, the vesting and exercisability of stock options and the vesting of other awards under the Company’s stock-based compensation plans will accelerate. For purposes of the agreement, a "change of control" is generally defined as any of the following: (i) a merger or consolidation involving the Company if less than 50% of its voting stock after the merger or consolidation is held by persons who were stockholders before the merger or consolidation; (ii) a sale of the assets of the Company substantially as an entirety; (iii) ownership by a person or group acting in concert of at least 51% of the Company’s voting securities; (iv) ownership by a person or group acting in concert of between 25% and 50% of the Company’s voting securities if such ownership was not approved the Company’s Board of Directors; (v) approval by the Company’s stockholders of a plan for the liquidation of the Company; (vi) specified changes in the composition of the Company’s Board of Directors; or (vii) any other events or transactions the Company’s Board of Directors determines constitute a change of control.

If payments to Mr. Creamer under the retention agreement would result in imposition of an excise tax under Section 4999 of the Internal Revenue Code, he will also be entitled to be paid an amount to compensate for the imposition of the tax. The payment will be in an amount such that after payment of all taxes, income and excise, he will be in the same after-tax position as if no excise tax had been imposed.

A copy of the press release issued by the Company on August 1, 2005 announcing the selection of Mr. Creamer for appointment as executive vice president, Finance and Planning, and Chief Financial Officer to the Company is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

99.1 Press Release of Arbitron Inc. dated August 1, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

August 1, 2005	By:	Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal & Business Affairs, Chief Legal Officer & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Arbitron Inc. dated August 1, 2005